Exhibit 11.1 Statement re: computation of per share earnings

Loss per share calculations:

                                                                 1996            1995           1994
                                                           ------------------------------------------------

Loss before extraordinary item
and cumulative effect of change in
accounting principle                                           (19,994,904)      (543,749)     (1,338,697)

Extraordinary item                                                (457,465)

Cumulative effect of accounting change                                                              56,719
                                                           ------------------------------------------------
Net loss                                                       (20,452,369)      (543,749)     (1,281,978)
                                                           ================================================

Weighted average common shares
                                                           ------------------------------------------------
  outstanding                                                    38,762,750     33,704,310      27,029,761
                                                           ------------------------------------------------

Loss per common and common equivalent share:

Loss before extraordinary item and
cumulative effect of accounting change                               (0.52)         (0.02)          (0.05)

Extraordinary item                                                   (0.01)

Cumulative effect of accounting change                            -               -               -

                                                           ------------------------------------------------
Net loss                                                             (0.53)         (0.02)          (0.05)
                                                           ================================================
